SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2016

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 29, 2016, USA Technologies, Inc. (the “Company”) entered into a Loan and Security Agreement and other ancillary documents (the “Loan Documents”) with Heritage Bank of Commerce (“Heritage Bank”), providing for a secured asset-based revolving line of credit in an amount of up to $12.0 million (the “Line of Credit”).

The Company utilized approximately $7.0 million under the Line of Credit to satisfy the existing line of credit and related term loan from Avidbank Corporate Finance, a division of Avidbank, and approximately $100,000 under the Line of Credit to pay closing fees of Heritage Bank. The amount of advances remaining available to the Company under the Line of Credit as of March 29, 2016 was approximately $4.8 million.

The Loan Documents provide that the aggregate amount of advances under the Line of Credit shall not exceed the lesser of (i) $12.0 million, or (ii) eighty-five percent (85%) of license and transaction fee revenue (as is reflected as such in the Company’s consolidated statement of operations) for the preceding three (3) calendar months.

The outstanding daily balance of the amounts advanced under the Line of Credit will bear interest at 2.25% above the prime rate as published from time to time in The Wall Street Journal. Interest is payable by the Company to Heritage Bank on a monthly basis.

The Line of Credit and the Company’s obligations under the Loan Documents are secured by substantially all of the Company’s assets, including its intellectual property.

The maturity date of the Line of Credit is March 29, 2017. At the time of maturity, all outstanding advances under the Line of Credit as well as any unpaid interest are due and payable. Prior to maturity of the Line of Credit, the Company may prepay amounts due under the Line of Credit without penalty, and subject to the terms of the Loan Documents, may re-borrow any such amounts.

The Loan Documents contain customary representations and warranties and affirmative and negative covenants applicable to the Company. The Loan Documents also require the Company to achieve a minimum Adjusted EBITDA, as defined in the Loan Documents, measured on a quarterly basis. The Loan Documents also require that the number of the Company’s connections as of the end of each fiscal quarter shall not decrease by more than five percent as compared to the number of the Company’s connections as of the end of the immediately prior fiscal quarter.

The Loan Documents also contain customary events of default, including, among other things, payment defaults, breaches of covenants, and bankruptcy and insolvency events, subject to grace periods in certain instances. Upon an event of default, Heritage Bank may declare all of the outstanding obligations of the Company under the Line of Credit and Loan Documents to be immediately due and payable, and exercise any other rights provided for under the Loan Documents, including foreclosing on the collateral securing the Loan Documents.

In connection with the Loan Documents, the Company issued to Heritage Bank warrants to purchase up to 23,978 shares of common stock of the Company at an exercise price of $5.00 per share. The warrants are exercisable at any time through March 29, 2021 subject to earlier termination in the event of a business combination (as defined in the Loan Documents).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: April 4, 2016	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer